Exhibit (d)(34)(ii)

AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

This AGREEMENT is made effective on the 1st day of May, 2023, (the “Amendment”) to the Subadvisory Agreement (the “Agreement”) made as of the 30th day of April, 2021, among FIAM, LLC, a Delaware Limited Liability Company (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”), as amended from time to time. All capitalized terms not defined herein are as defined in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/Howard T. Hirakawa
	Name:	Howard T. Hirakawa
	Title:	Senior Vice President

FIAM LLC

By:	/s/Brad Sweeney
	Name:	Brad Sweeney
	Title:	VP, Business Development Desk

PACIFIC SELECT FUND

By:	/s/Howard T. Hirakawa
	Name:	Howard T. Hirakawa
	Title:	Senior Vice President